Exhibit 99.1

Stereotaxis Reports 2016 First Quarter Financial Results

•	Ventricular tachycardia procedures increased 27% year over year, representing the third consecutive quarter of 20%+ quarterly volume growth

•	Fourth Niobe® system shipped to Japan

•	Patient enrollment completed for Niobe® post-market surveillance in Japan

•	Clinical literature expands to more than 260 peer-reviewed articles

•	Operating expenses decreased 4% from the year-ago quarter

•	Conference call today at 4:30 p.m. Eastern Time

ST. LOUIS, MO, May 9, 2016—Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, today reported financial results for the first quarter ended March 31, 2016.

“We made significant progress in several strategic areas in the first quarter, including continued year-over-year growth of ventricular tachycardia (VT) procedures and further momentum in our newest major market—Japan,” said William C. Mills, Stereotaxis Chief Executive Officer. “With our third consecutive quarter of greater than 20% year-over-year growth in VT procedures, we are beginning to see the benefits of our ongoing efforts to build awareness worldwide of the outstanding efficacy, efficiency, and safety of our technology with these complex and, typically, very challenging procedures.

“In March, we announced the publication of a special supplement to the Journal of Cardiovascular Electrophysiology, which features seven peer-reviewed clinical papers studying the results of the use of our magnetic navigation platform in ablation of complex arrhythmias, including VT. As the body of independent clinical evidence supporting the unique capabilities of our platform in VT ablations continues to grow, we believe we are well positioned to build a significant franchise in this relatively untapped market. At the same time, we are very gratified by the improved clinical outcomes being achieved with our platform in atrial fibrillation (AF) procedures, such as those reported recently by Lund University Hospital in Sweden. Physicians should continue to see outstanding results in AF as we further develop and commercialize an expanded set of cutting-edge automation features. This progress, combined with our growing success in VT, helped stabilize total procedure count for the quarter compared to last year and enabled our highest quarterly volume since the fourth quarter of 2014.

“During the quarter, we shipped our fourth Niobe® system to Japan and reached a milestone of more than 120 patients treated with the Niobe system at Takatsuki General Hospital, which completed patient enrollment for the required post-market surveillance in this key market. The Asia-Pacific market is emerging as a meaningful contributor to procedure growth, with procedures increasing approximately 100% year over year in the first quarter and now representing nearly 10% of our total procedures worldwide,” Mr. Mills concluded.

First Quarter 2016 Financial Results

Revenue for the first quarter of 2016 totaled $8.6 million, a decrease of 9% from $9.5 million in the prior year first quarter and down 6% sequentially from $9.2 million in the fourth quarter of 2015. System revenue was $2.1 million, down 27% from $2.8 million in the prior year quarter and 14% sequentially from $2.4 million in the fourth quarter. During the first quarter, the Company recognized revenue of $1.2 million on one Niobe ES system and one Niobe ES upgrade, along with $0.9 million in Odyssey® solution sales. Recurring revenue was $6.6 million in the first quarter, compared to $6.7 million in the prior year quarter and $6.8 million in the fourth quarter. Total procedures were unchanged from the prior year quarter, while VT procedures increased 27% year over year.

The Company did not generate new capital orders in the first quarter, following new capital orders totaling $5.1 million in the 2015 fourth quarter. Ending capital backlog for the 2016 first quarter was $3.9 million.

Gross margin in the quarter was $6.5 million, or 74.8% of revenue, versus $6.9 million, or 72.4% of revenue, in the first quarter of 2015 and $6.8 million, or 73.7% of revenue, in the fourth quarter of 2015. Operating expenses in the first quarter were $8.0 million, a 4% improvement from $8.3 million in the prior year quarter and down sequentially from $8.2 million in the fourth quarter.

Operating loss in the first quarter was $(1.5) million, compared to an operating loss of $(1.4) million in both the prior year first quarter and fourth quarter. Interest expense was $0.8 million in all three quarters.

Net loss for the 2016 first quarter was $(2.3) million, or $(0.11) per share, compared to a net loss of $(3.1) million, or $(0.15) per share, reported in the first quarter of 2015. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(2.3) million, or $(0.11) per share, for the 2016 first quarter compared to a net loss of $(2.2) million, or $(0.11) per share, for the 2015 first quarter. The weighted average diluted shares outstanding for the first quarters of 2016 and 2015 totaled 21.6 million and 20.7 million, respectively.

At March 31, 2016, Stereotaxis had cash and cash equivalents of $1.6 million and unused borrowing capacity of $4.9 million on its revolving line of credit with Silicon Valley Bank, resulting in total liquidity of $6.5 million. Cash burn was $3.2 million for the trailing twelve months, including cash burn of $3.9 million during the 2016 first quarter and free cash flow of $1.6 million during the fourth quarter. Cash burn in the first quarter 2016 increased compared to the prior year first quarter cash burn of $3.3 million due to working capital adjustments. The Company has total debt of $18.1 million related to HealthCare Royalty Partners long-term debt, net of deferred financing costs of $0.3 million.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 9, 2016, at 4:30 p.m. Eastern Time, to discuss first quarter results. To access the conference call, dial 888-471-3843 (US and Canada) or 719-325-2472 (International) and give the participant pass code 4919601. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management solutions, and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the United States, Canada, and the European Union. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its continued listing on the NASDAQ Capital Market, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Martin C. Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue
Systems	$2,075,019	$2,831,178
Disposables, service and accessories	6,572,987	6,699,848

Total revenue	8,648,006	9,531,026
Cost of revenue
Systems	1,083,099	1,400,267
Disposables, service and accessories	1,097,715	1,230,370

Total cost of revenue	2,180,814	2,630,637
Gross margin	6,467,192	6,900,389
Operating expenses:
Research and development	1,473,086	1,485,706
Sales and marketing	3,894,113	4,034,371
General and administrative	2,586,791	2,794,590

Total operating expenses	7,953,990	8,314,667

Operating loss	(1,486,798)	(1,414,278)
Other income (expense)	31,294	(892,377)
Interest income	222	862
Interest expense	(819,019)	(829,788)

Net loss	$(2,274,301)	$(3,135,581)

Net loss per common share:
Basic	$(0.11)	$(0.15)
Diluted	$(0.11)	$(0.15)

Weighted average shares used in computing net loss per common share:
Basic	21,611,612	20,742,932
Diluted	21,611,612	20,742,932

STEREOTAXIS, INC.

BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,602,951	$5,593,582
Accounts receivable, net of allowance of $155,964 and $93,478 in 2016 and 2015, respectively	6,397,660	6,376,470
Inventories	4,446,363	4,504,282
Prepaid expenses and other current assets	1,150,631	668,659

Total current assets	13,597,605	17,142,993
Property and equipment, net	969,927	1,067,321
Intangible assets, net	586,059	635,889
Other assets	32,341	31,693

Total assets	$15,185,932	$18,877,896

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,042,246	$1,840,135
Accrued liabilities	5,245,395	6,058,390
Deferred revenue	6,627,020	7,445,935
Warrants	762,836	794,130

Total current liabilities	14,677,497	16,138,590
Long-term debt	18,078,308	18,080,159
Long-term deferred revenue	1,782,155	2,009,198
Other liabilities	270,433	275,603
Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding at 2016 and 2015	—	—
Common stock, par value $0.001; 300,000,000 shares authorized, 21,738,923 and 21,551,173 shares issued at 2016 and 2015, respectively	21,739	21,551
Additional paid-in capital	448,794,778	448,517,472
Treasury stock, 4,015 shares at 2016 and 2015	(205,999)	(205,999)
Accumulated deficit	(468,232,979)	(465,958,678)

Total stockholders’ deficit	(19,622,461)	(17,625,654)

Total liabilities and stockholders’ deficit	$15,185,932	$18,877,896